U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                              FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                        SEC File Number: 0-827
                                        Cusip Number:
		 (Check One):

[  ] Form 10-K and Form 10-KSB	[  ] Form 20-F
[  ] Form 11-K                  [XX] Form 10-Q and Form 10-QSB
[  ] Form N-SAR

For Period Ended: March 31, 2002

[  ]	Transition Report on Form 10-K
[  ]	Transition Report on Form 20-F
[  ]	Transition Report on Form 11-K
[  ]	Transition Report on Form 10-Q
[  ]	Transition Report on Form N-SAR
	For the Transition Period Ended:_________________

Read attached Instruction Sheet Before Preparing Form.
Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
___________________________________

Part I - Registrant Information

Empire State Building Associates LLC
Full Name of Registrant
_____________________________
(Former Name if Applicable)

60 East 42nd Street
Address of Principal Executive Office
(Street and Number)

New York, New York 10165
City, State and Zip Code

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
    [ effort or expense;
    [
    [ (b)    The subject annual report, semi-annual report,
    [ transition report on Form 10-K, Form 20-F, 11-K or Form
    [ N-SAR, or portion thereof will be filed on or before the
[X] [ fifteenth calendar day following the prescribed due date; or
    [ the subject quarterly report or transition report on Form
    [ 10-Q, or portion thereof will be filed on or before the
    [ fifth calendar day following the prescribed due date; and
    [
    [ (c)    The accountant's statement or other exhibit required by
      Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


	We are awaiting certain financial information regarding
Registrant.


Part IV - Other Information

(1)	Name and telephone number of person to contact in regard to
this notification

        Mark Labell, Esq.          (212) 850-2677
	(Name)			(Area Code)(Telephone Number)

(2)	Have all other periodic reports required under section 13 or
15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                          [XX] Yes        [  ] No

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                          [  ] Yes        [XX] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                Empire State Building Associates LLC
           (Name of Registrant as specified in charter)


has caused this Notification to be signed on its behalf by the undersigned thereunto duly authorized Attorney-in-Fact for Registrant and each of the Partners in Registrant, pursuant to a Power of Attorney, dated August 6, 1996, May 14, 1998 and August 6, 2001 and attached hereto as Exhibit 1.

Dated: May 15, 2002


                           EMPIRE STATE BUILDING ASSOCIATES LLC
                                 (Registrant)


                            By /s/ Stanley Katzman
                                  Stanley Katzman ,
                                Attorney-in-Fact






                                                 EXHIBIT 1

               EMPIRE STATE BUILDING ASSOCIATES LLC

                        FILE NO. 0-827

                      POWER OF ATTORNEY

          We, the undersigned members of Empire State
Building Associates LLC ("Associates"), hereby severally constitute and appoint Stanley Katzman and Richard A. Shapiro and each of them, individually, our true and lawful attorneys with full power to them and each of them to sign for us, and in our names and in the capacities indicated below on behalf of Associates, any and all reports or other statements required to be filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934.
	Signature		Title		     Date

/s/Peter L. Malkin
   Peter L. Malkin		Member      	August 6, 1996

/s/Anthony E. Malkin
   Anthony E. Malkin 		Member      	August 6, 2001

/s/Thomas N. Keltner, Jr.
   Thomas N. Keltner, Jr.	Member      	May 14, 1998




STATE OF NEW YORK	)
				: ss.:
COUNTY OF NEW YORK      )

         On the 6th day of August, 1996 before me personally came
PETER L. MALKIN, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.

                                        /s/Notary Public
                                           NOTARY PUBLIC

STATE OF NEW YORK	)
				: ss.:
COUNTY OF NEW YORK	)

        On the 14th day of May, 1998 before me personally came
THOMAS N. KELTNER, JR. to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.
                                       /s/Notary Public
                                          NOTARY PUBLIC



STATE OF NEW YORK	)
				: ss.:
COUNTY OF NEW YORK	)

       On the 6th day of August, 2001 before me personally came
Anthony E. Malkin to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.
                                        /s/Notary Public
                                           NOTARY PUBLIC


(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     [  ] Yes        [XX] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                Empire State Building Associates LLC
        (Name of Registrant as specified in charter)


has caused this Notification to be signed on its behalf by the undersigned thereunto duly authorized Attorney-in-Fact for Registrant and each of the Partners in Registrant, pursuant to Powers of Attorney, dated August 6, 1996, May 14, 1998 and August 6, 2001 and attached hereto as Exhibit 1.

Dated: May 15, 2002


                               EMPIRE STATE BUILDING ASSOCIATES LLC
                                          (Registrant)


                                        By /s/ Stanley Katzman
				  	   Stanley Katzman,
                                            Attorney-in-Fact